BG Staffing, Inc. Announces Closing of Underwritten Public Offering of Common Stock and Full Exercise of Over-Allotment Option

PLANO, Texas – May 30, 2018– BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced the closing of its previously announced underwritten public offering of newly issued shares of the Company's common stock for a public offering price of $18.00 per share, including the exercise in full by the underwriters of their option to purchase an additional 168,750 shares. The exercise of the over-allotment option brought the total number of shares of common stock sold by the Company to 1,293,750 shares and increased the amount of gross proceeds raised in the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, to approximately $23.3 million.
The Company intends to use the net proceeds received from the sale of the common stock to reduce outstanding indebtedness and for general corporate purposes; however, a portion of the net proceeds may also be used to cancel outstanding stock options currently held by L. Allen Baker, Jr., BG Staffing's president and chief executive officer.
Roth Capital Partners and Taglich Brothers, Inc. acted as joint book-running managers for the offering.
A shelf registration statement relating to the shares of common stock issued in the offering was filed with the Securities and Exchange Commission (the "SEC") and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying prospectus have been filed with the SEC and may be obtained from Roth Capital Partners, 888 San Clemente Drive, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com, or from Taglich Brothers, Inc., 275 Madison Avenue, Suite 1618, New York, New York 10016, Attn: Equity Capital Markets, via telephone (212) 661-6886 or via email at schroeder@taglichbrothers.com, or by accessing the SEC's website, www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of BG Staffing being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands.

Forward-Looking Statements
The forward-looking statements in this press release, including with respect to the intended use of the proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the SEC, including in the “Risk Factors” section of the prospectus supplement. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com